Exhibit 23.2

Consent of Independent Auditor

LIN Television Corporation
Austin, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-167326, No. 333-190234) of LIN Television Corporation of our report dated April 14, 2014, relating to the financial statements of Federated Media Publishing, Inc., which appear in this Form 8-K/A.

/s/ BDO USA, LLP
San Francisco, California
April 21, 2014